NEWS RELEASE for September 16, 2019

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Fiscal Year Ended June 30, 2019

HILLSIDE, NEW JERSEY (September 16, 2019) - Integrated BioPharma, Inc. (OTC BB: INBP) (the “Company” or “INBP”) reported financial results for the fiscal year ended June 30, 2019 on August 29, 2019.

Revenues for the fiscal year ended June 30, 2019 were $50.0 million compared to $43.7 million for the fiscal year ended June 30, 2018, an increase of $6.3 million or 14.4%. The Company had operating income for the fiscal year ended June 30, 2019 of $2.7 million compared to operating income of $1.7 million for the fiscal year ended June 30, 2018.

For the fiscal year ended June 30, 2019, the Company had net income of $1.7 million or $0.06 per share of common stock, compared with net income of $0.7 million or $0.03 per share of commons stock for the fiscal year ended June 30, 2018. The Company’s diluted net income for the fiscal years ended June 30, 2019 and 2018 were $1.7 million or $0.06 per share and $0.5 million or $0.02 per share, respectively.

“We are excited to report that our annual revenues increased by approximately 14% and that our revenues from our two significant customers in our Contract Manufacturing Segment remained consistent; contributing approximately 91% in each of the fiscal years ended June 30, 2019 and 2018”, said Riva Sheppard, Co-Chief Executive Officer of the Company. Mrs. Sheppard further stated, “we continue to focus on propelling our core businesses and forward while maintaining our cost structure in line with our sales and on expanding our customer base to further leverage our manufacturing capabilities beyond our two major customers while continuing to strengthen our contract manufacturing segment”.

“We are pleased with our results, and look forward to launching products in our branded product segment and are committed to developing new products which will include branded products for solid dosage and powders manufactured by Manhattan Drug Company and sold using our AgroLabs brand and/or to our customer’s own private label. We continue to believe that by diversifying our branded product offerings to our existing customers we will increase sales and further leverage our fixed manufacturing and selling costs in each of these segments,” stated Christina Kay, Co-Chief Executive Officer of INBP and President of AgroLabs.

A summary of our financial results for the fiscal year ended June 30, 2019 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)
	Fiscal Year Ended
	June 30,
	2019	2018

Total revenue	$49,977	$43,710
Cost of sales	43,755	38,722
Gross profit	6,222	4,988
Selling and administrative expenses	3,518	3,294
Operating income	2,704	1,694
Other expense, net (1)	(662)	(689)

Income before income taxes	2,042	1,005
Income tax expense, net	354	326
Net income	1,688	679
Change in fair value of derivative liability	-	(494)
Interest expense on Convertible debt-CD Financial, LLC, net of taxes	-	216
Amortization of prepaid financing costs, net of taxes	-	6
Accretion of Convertible debt-CD Financial, LLC	-	39
Diluted net income	$1,688	$446

Net income per common share:
Basic	$0.06	$0.03
Diluted	$0.06	$0.02
Weighted average common shares outstanding:
Basic	28,930,495	21,135,174
Diluted	29,586,550	30,317,342

__________________________

(1)  Includes change in fair value of derivative liability of $9 and $494, respectively related to embedded derivative instrument in Convertible debt - CD Financial, LLC, a non cash item.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The risks, uncertainties and assumptions include developments in the market and related products and services and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K. Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.